Exhibit 99.1

Deutsche Bank Securities Inc.

Global Banking

Mergers & Acquisitions

60 Wall Street

New York, NY 10005

CONSENT OF DEUTSCHE BANK SECURITIES INC.

We hereby consent to (i) the inclusion of our opinion letter dated April 3, 2010 to the Board of Directors of SandRidge Energy, Inc. (the “Company”) as Annex B to the Company’s Joint Proxy Statement/Prospectus (the “Prospectus”) related to the merger of the Company and Arena Resources, Inc. and (ii) the references to our firm and to such opinion in the Prospectus under the headings “Summary;” “The Merger—Background of the Merger;” “The Merger—SandRidge’s Considerations Relating to the Merger and the Share Issuance;” and “The Merger—Opinion of SandRidge’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts (as such term is used in the Securities Act) with respect to any part of the Registration Statement on Form S-4, as amended by Amendment No. 1 thereto (the “Registration Statement”), of which the Prospectus is a part. This consent does not cover subsequent amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.

Deutsche Bank Securities Inc.

New York, New York

April 30, 2010